Exhibit No. 21

Halyard Health, Inc.
Subsidiaries

Company	Jurisdiction of Incorporation or Organization
Arabian Medical Products Manufacturing Company	Saudi Arabia
Avent de Honduras, S.A. de C.V.	Honduras
Avent Holdings, LLC	Delaware
Avent, Inc.	Delaware
Avent S. de. R.L. de C.V.	Mexico
CORPAK Medsystems UK Ltd.	United Kingdom
CORPAK SAS	France
The Factory SARL	Tunisia
Factory Control SARL	Tunisia
Halyard Australia Pty Limited	Australia
Halyard Belgium BVBA	Belgium
Halyard Brasil Consultoria Ltda.	Brazil
Halyard Brasilia, LLC	Delaware
Halyard China Co., Ltd.	China
Halyard Deutschland GmbH	Germany
Halyard France SAS	France
Halyard Health Canada Inc.	Canada
Halyard Health India Private Limited	India
Halyard Health Mexico, S. de R.L. de C.V.	Mexico
Halyard Health South Africa (Pty) Ltd.	South Africa
Halyard Health UK Limited	United Kingdom
Halyard Healthcare, Inc.	Delaware
Halyard International, Inc.	Delaware
Halyard Malaysia SDN. BHD.	Malaysia
Halyard Nederland B.V.	Netherlands
Halyard North Carolina, Inc.	North Carolina
Halyard Sales, LLC	North Carolina
Halyard Sao Paulo, LLC	Delaware
Halyard Singapore Pte. Ltd.	Singapore
I-Flow Holdings, LLC	Delaware
La Ada de Acuna, S. de R.L. de C.V.	Mexico
Maxter Catheters SAS	France
Medsystems HK Ltd.	Hong Kong
microcuff GmbH	Germany
Safeskin (B.V.I.), Limited	British Virgin Islands
Safeskin Corporation (Thailand) Ltd.	Thailand
Safeskin Medical & Scientific (Thailand) Ltd.	Thailand
Tunis Medical Services	Tunisia